Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gregg Appliances, Inc.:

We consent to the use of our report dated June 24, 2005, with respect to the consolidated balance sheets of Gregg Appliances, Inc. and subsidiaries as of March 31, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

September 14, 2005